As filed with the Securities and Exchange Commission on May 16, 2025
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INSMED INCORPORATED
(Exact name of registrant as specified in its charter)

Virginia	54-1972729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 US Highway 202/206
Bridgewater, New Jersey 08807
(Address of Principal Executive Offices including zip code)

Insmed Incorporated Amended and Restated 2019 Incentive Plan
Insmed Incorporated Non-Qualified Stock Option Inducement Awards
(Full title of the plans)

Michael A. Smith, Esq.
Insmed Incorporated
Chief Legal Officer
700 US Highway 202/206
Bridgewater, New Jersey 08807
(908) 977-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Michael J. Riella, Esq.
Covington & Burling LLP
One CityCenter
850 Tenth St. NW
Washington, DC 20001
(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 20, 2025;

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 8, 2025;

(3) The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 6, 2025 (solely with respect to Item 8.01), February 20, 2025 (solely with respect to Item 5.02), February 24, 2025 (solely with respect to Item 8.01), April 17, 2025, April 24, 2025 (as amended on April 24, 2025) and May 16, 2025; and

(4) Description of the Registrant’s common stock contained in its registration statement on Form 8-A, dated June 1, 2000, as updated by the Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed as Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, and including any amendment or report subsequently filed for the purpose of updating such description.

In addition, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates all securities offered hereunder have been sold or deregisters all securities then remaining unsold, all reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that no information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K shall be incorporated by reference except to the extent specified in such Current Report on Form 8-K.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is incorporated or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits, and the Registrant’s Articles of Incorporation require, indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under the VSCA, a Virginia corporation is generally authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful, or if they engaged in conduct for which broader indemnification has been made permissible or obligatory by the Registrant. The VSCA requires such indemnification, unless limited by a corporation’s articles of incorporation, when a director or officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation. The VSCA provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The Registrant’s Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them because of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law.

The VSCA establishes a statutory limit on liability of directors and officers of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of the corporation’s shareholders and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or shareholder-approved bylaws; however, the liability of a director or officer shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. As permitted by the VSCA, the Registrant’s Articles of Incorporation provide that no director or officer of the Registrant shall be liable to the Registrant or the Registrant’s shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Certain directors and officers have been granted contractual indemnification rights under separate indemnification agreements with the Registrant, pursuant to which they will be entitled to indemnification from the Registrant under certain circumstances. Additionally, the employment agreements the Registrant has entered into with its executive officers provide for indemnification to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by the executive officer in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, and to which the executive officer was or is a party or is threatened to be made a party by reason of the fact that he or she is or was an officer, employee or agent of the Registrant, or by reason of anything done or not done by him or her in any such capacity or capacities, provided that such executive officer acted in good faith, in a manner that was not grossly negligent or that constituted willful misconduct and in a manner he or she reasonably believed to be in or not opposed to the Registrant’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant also carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included in this Registration Statement is set forth on the Exhibit Index and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Insmed Incorporated Amended and Restated 2019 Incentive Plan (incorporated by reference from Appendix A to Insmed Incorporated’s Proxy Statement on Schedule 14A, filed on March 31, 2023).

4.2
Amendment No. 1 to Insmed Incorporated Amended and Restated 2019 Incentive Plan (incorporated by reference from Appendix A to Insmed Incorporated’s Proxy Statement on Schedule 14A, filed on April 1, 2024).

4.3
Amendment No. 2 to Insmed Incorporated Amended and Restated 2019 Incentive Plan (incorporated by reference from Appendix A to Insmed Incorporated’s Proxy Statement on Schedule 14A, filed on April 4, 2025).

4.4
Form of Insmed Incorporated Non-Qualified Stock Option Inducement Award Agreement (incorporated by reference from Exhibit 10.3 to Insmed Incorporated’s Quarterly Report on Form 10-Q, filed on August 8, 2024).

4.5
Form of Insmed Incorporated Non-Qualified Stock Option Inducement Award Agreement for non-U.S. employees (incorporated by reference from Exhibit 10.4 to Insmed Incorporated’s Quarterly Report on Form 10-Q, filed on August 8, 2024).

5.1*	Opinion of Hunton Andrews Kurth LLP.

23.1*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page hereto).

107*	Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on May 16, 2025.

INSMED INCORPORATED

By:	/s/ William H. Lewis
William H. Lewis
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Smith his or her true and lawful attorney with power of substitution and resubstitution to sign in his or her name, place and stead in any and all such capacities the Registration Statement and any and all amendments and supplements thereto (including post-effective amendments) and documents in connection therewith, and to file the same with the Commission, said attorney to have full power and authority to do and perform, in the name of and on behalf of each of said officers and directors of the Registrant who shall have executed such a power of attorney, every act whatsoever which such attorney may deem necessary or desirable to be done in connection therewith, as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William H. Lewis	Chief Executive Officer; Chairman of the Board of Directors	May 16, 2025
William H. Lewis	(Principal Executive Officer)

/s/ Sara Bonstein	Chief Financial Officer	May 16, 2025
Sara Bonstein	(Principal Financial Officer, Principal Accounting Officer)

*	Director	May 16, 2025
Elizabeth McKee Anderson

*	Director	May 16, 2025
David R. Brennan

*	Director	May 16, 2025
Clarissa Desjardins, Ph.D.

*	Director	May 16, 2025
Leo Lee

*	Director	May 16, 2025
David W.J. McGirr

*	Director	May 16, 2025
Carol A. Schafer

*	Director	May 16, 2025
Melvin Sharoky, M.D.

* By:	/s/ Michael A. Smith
Michael A. Smith
Attorney-in-Fact